Exhibit 99.1

INTEGRITY FINANCIAL CORPORATION DELAYS FILING OF FORM 10-Q

HICKORY, N.C., November 16, Integrity Financial Corporation (Nasdaq: IFCB) announced today that it would delay the filing of its Quarterly Report on Form 10-Q for the nine months ended September 30, 2004. The Company has determined that certain loans made by its subsidiary banks may not have not been properly graded as to risk of collection. The Company is currently in the process of assessing and re-grading these loans and, as a result, the Company will record an unanticipated charge to earnings during the third quarter ended September 30, 2004 in the form of an additional provision for loan losses. This charge to earnings, which has not yet been quantified, will impact the earnings results previously reported on the Company’s Current Report on Form 8-K filed on November 2, 2004.

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